UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549
                             SCHEDULE 13D(Rule 13d-101)

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(a) and
                 Amendments Thereto Filed Pursuant to Rule 13d-2(a)

                      Under the Securities Exchange Act of 1934
                                    Amendment No. 4

                                 BRANDYWINE REALTY TRUST
                                    (Name of Issuer)

                        Common Shares, par value $0.01 per share
                              (Title of Class of Securities)

                                        105368203
                                      (CUSIP Number)

                                  Marjorie L. Reifenberg, Esq.
                          Lazard Freres Real Estate Investors L.L.C.
                                   30 Rockefeller Plaza
                                     New York, NY  10020
                                      (212) 632-6000

                                       with a copy to:

                                      Mario Ponce, Esq.
                                  Simpson Thacher & Bartlett
                                     425 Lexington Avenue
                                   New York, New York 10017
                                        (212) 455-2000

                  (Name, Address and Telephone Number of Person
                  Authorized to Receive Notices and Communications)

                  (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check
the following box   / /.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                            SCHEDULE 13D
CUSIP No.105368203                                  Page 2 of 45

  1.    NAME OR REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Lazard Freres Real Estate Investors L.L.C.


  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  / /
                                                                      (b)  /X/
  3.    SEC USE ONLY

  4.    SOURCE OF FUNDS*:
        AF

  5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                            /_/
  6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
        New York

                    7.   SOLE VOTING POWER
                         3,482,703
    NUMBER OF
     SHARES         8.   SHARED VOTING POWER
  BENEFICIALLY           NONE
    OWNED BY
      EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING            3,482,703
     PERSON
      WITH          10.  SHARED DISPOSITIVE POWER
                         NONE

 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,482,703

 12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            /_/
 13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
        8.79%

 14.    TYPE OF REPORTING PERSON
        OO (limited liability company)

                            SCHEDULE 13D
CUSIP No.105368203                                  Page 3 of 45

  1.    NAME OR REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) LF Strategic Realty Investors L.P.


  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  / /
                                                                      (b)  /X/
  3.    SEC USE ONLY

  4.    SOURCE OF FUNDS*:
        AF

  5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                            /_/
  6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
        Delaware

                    7.   SOLE VOTING POWER
                         3,482,703
    NUMBER OF
     SHARES         8.   SHARED VOTING POWER
  BENEFICIALLY           NONE
    OWNED BY
      EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING            3,482,703
     PERSON
      WITH          10.  SHARED DISPOSITIVE POWER
                         NONE

 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,482,703

 12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            /_/
 13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
        8.79%

 14.    TYPE OF REPORTING PERSON
        PN (limited partnership)

                            SCHEDULE 13D
CUSIP No.105368203                                  Page 4 of 45

  1.    NAME OR REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Commonwealth Atlantic Opeating Properties Inc.


  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  / /
                                                                      (b)  /X/
  3.    SEC USE ONLY

  4.    SOURCE OF FUNDS*:
        OO

  5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                            /_/
  6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
        New York

                    7.   SOLE VOTING POWER
                         2,897,400
    NUMBER OF
     SHARES         8.   SHARED VOTING POWER
  BENEFICIALLY           NONE
    OWNED BY
      EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING            2,897,400
     PERSON
      WITH          10.  SHARED DISPOSITIVE POWER
                         NONE

 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,897,400

 12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            /_/
 13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
        7.32%

 14.    TYPE OF REPORTING PERSON
        CO

                            SCHEDULE 13D
CUSIP No.105368203                                  Page 5 of 45

  1.    NAME OR REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Commnwealth Atlantic Land II Inc.


  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  / /
                                                                      (b)  /X/
  3.    SEC USE ONLY

  4.    SOURCE OF FUNDS*:
        OO

  5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                            /_/
  6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
        Virginia

                    7.   SOLE VOTING POWER
                         506,663
    NUMBER OF
     SHARES         8.   SHARED VOTING POWER
  BENEFICIALLY           2,897,400
    OWNED BY
      EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING            506,663
     PERSON
      WITH          10.  SHARED DISPOSITIVE POWER
                         2,897,400

 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,404,063

 12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            /_/
 13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
        8.59%

 14.    TYPE OF REPORTING PERSON
        CO

                            SCHEDULE 13D
CUSIP No.105368203                                  Page 6 of 45

  1.    NAME OR REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Commonwealth Atlantic Land III Inc.


  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  / /
                                                                      (b)  /X/
  3.    SEC USE ONLY

  4.    SOURCE OF FUNDS*:
        OO

  5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                            /_/
  6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
        Virginia

                    7.   SOLE VOTING POWER
                         NONE
    NUMBER OF
     SHARES         8.   SHARED VOTING POWER
  BENEFICIALLY           2,897,400
    OWNED BY
      EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING            NONE
     PERSON
      WITH          10.  SHARED DISPOSITIVE POWER
                         2,897,400

 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,897,400

 12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            /_/
 13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
        7.32%

 14.    TYPE OF REPORTING PERSON
        CO

                            SCHEDULE 13D
CUSIP No.105368203                                  Page 7 of 45

  1.    NAME OR REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Commonwealth Atlantic Land V Inc.


  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  / /
                                                                      (b)  /X/
  3.    SEC USE ONLY

  4.    SOURCE OF FUNDS*:
        OO

  5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                            /_/
  6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
        Virginia

                    7.   SOLE VOTING POWER
                         NONE
    NUMBER OF
     SHARES         8.   SHARED VOTING POWER
  BENEFICIALLY           2,897,400
    OWNED BY
      EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING            NONE
     PERSON
      WITH          10.  SHARED DISPOSITIVE POWER
                         2,897,400

 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,897,400

 12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            /_/
 13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
        7.32%

 14.    TYPE OF REPORTING PERSON
        CO

                            SCHEDULE 13D
CUSIP No.105368203                                  Page 8 of 45

  1.    NAME OR REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Commonwealth Atlantic Land I Inc.


  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  / /
                                                                      (b)  /X/
  3.    SEC USE ONLY

  4.    SOURCE OF FUNDS*:
        OO

  5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                            /_/
  6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
        Virginia

                    7.   SOLE VOTING POWER
                         NONE
    NUMBER OF
     SHARES         8.   SHARED VOTING POWER
  BENEFICIALLY           2,897,400
    OWNED BY
      EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING            NONE
     PERSON
      WITH          10.  SHARED DISPOSITIVE POWER
                         2,897,400

 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,897,400

 12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            /_/
 13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
        7.32%

 14.    TYPE OF REPORTING PERSON
        CO

                            SCHEDULE 13D
CUSIP No.105368203                                  Page 9 of 45

  1.    NAME OR REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Richmond Land Corporation.


  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  / /
                                                                      (b)  /X/
  3.    SEC USE ONLY

  4.    SOURCE OF FUNDS*:
        OO

  5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                            /_/
  6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
        New York

                    7.   SOLE VOTING POWER
                         NONE
    NUMBER OF
     SHARES         8.   SHARED VOTING POWER
  BENEFICIALLY           2,897,400
    OWNED BY
      EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING            NONE
     PERSON
      WITH          10.  SHARED DISPOSITIVE POWER
                         2,897,400

 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,897,400

 12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            /_/
 13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
        7.32%

 14.    TYPE OF REPORTING PERSON
        CO

                            SCHEDULE 13D
CUSIP No.105368203                                  Page 10 of 45

  1.    NAME OR REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Commonwealth Atlantic Holding I Inc.


  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  / /
                                                                      (b)  /X/
  3.    SEC USE ONLY

  4.    SOURCE OF FUNDS*:
        OO

  5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                            /_/
  6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
        Virginia

                    7.   SOLE VOTING POWER
                         2,897,400
    NUMBER OF
     SHARES         8.   SHARED VOTING POWER
  BENEFICIALLY           NONE
    OWNED BY
      EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING            2,897,400
     PERSON
      WITH          10.  SHARED DISPOSITIVE POWER
                         NONE

 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,897,400

 12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            /_/
 13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
        7.32%

 14.    TYPE OF REPORTING PERSON
        CO

                            SCHEDULE 13D
CUSIP No.105368203                                  Page 11 of 45

  1.    NAME OR REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Commonwealth Atlantic Properties Inc.


  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  / /
                                                                      (b)  /X/
  3.    SEC USE ONLY

  4.    SOURCE OF FUNDS*:
        OO

  5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                            /_/
  6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
        Virginia

                    7.   SOLE VOTING POWER
                         3,482,143
    NUMBER OF
     SHARES         8.   SHARED VOTING POWER
  BENEFICIALLY           NONE
    OWNED BY
      EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING            3,482,143
     PERSON
      WITH          10.  SHARED DISPOSITIVE POWER
                         NONE

 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,482,143

 12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            /_/
 13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
        8.79%

 14.    TYPE OF REPORTING PERSON
        CO

                            SCHEDULE 13D
CUSIP No.105368203                                  Page 12 of 45

  1.    NAME OR REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Commonwealth Atlantic Properties Investors Trust


  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  / /
                                                                      (b)  /X/
  3.    SEC USE ONLY

  4.    SOURCE OF FUNDS*:
        OO

  5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                            /_/
  6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
        Maryland

                    7.   SOLE VOTING POWER
                         NONE
    NUMBER OF
     SHARES         8.   SHARED VOTING POWER
  BENEFICIALLY           3,482,143
    OWNED BY
      EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING            NONE
     PERSON
      WITH          10.  SHARED DISPOSITIVE POWER
                         3,482,143

 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,482,143

 12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            /_/
 13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
        8.79%

 14.    TYPE OF REPORTING PERSON
        CO

                            SCHEDULE 13D
CUSIP No.105368203                                  Page 13 of 45

  1.    NAME OR REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Commonwealth Atlantic Development Inc.


  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  / /
                                                                      (b)  /X/
  3.    SEC USE ONLY

  4.    SOURCE OF FUNDS*:
        OO

  5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                            /_/
  6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
        Virginia

                    7.   SOLE VOTING POWER
                         78,080
    NUMBER OF
     SHARES         8.   SHARED VOTING POWER
  BENEFICIALLY           NONE
    OWNED BY
      EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING            78,080
     PERSON
      WITH          10.  SHARED DISPOSITIVE POWER
                         NONE

 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        78,080

 12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            /_/
 13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
        0.2%

 14.    TYPE OF REPORTING PERSON
        CO

                            SCHEDULE 13D
CUSIP No.105368203                                  Page 14 of 45

  1.    NAME OR REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY) Lazard Freres & Co. LLC


  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  / /
                                                                      (b)  /X/
  3.    SEC USE ONLY

  4.    SOURCE OF FUNDS*:
        AF

  5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) OR 2(e)

                                                                            /_/
  6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
        New York

                    7.   SOLE VOTING POWER
                         3,482,703
    NUMBER OF
     SHARES         8.   SHARED VOTING POWER
  BENEFICIALLY           NONE
    OWNED BY
      EACH          9.   SOLE DISPOSITIVE POWER
    REPORTING            3,482,703
     PERSON
      WITH          10.  SHARED DISPOSITIVE POWER
                         NONE

 11.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,482,703

 12.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            /_/
 13.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
        8.79%

 14.    TYPE OF REPORTING PERSON
        OO (limited liability company)

      This Amendment No. 4, dated March 13, 2001, is filed by Lazard Freres Real Estate Investors L.L.C., a New York limited liability company ("LFREI"), LF Strategic Realty Investors L.P., a Delaware limited partnership ("LF Realty"), Commonwealth Atlantic Operating Properties Inc., a Virginia corporation ("CAOP"), Commonwealth Atlantic Land II Inc., a Virginia corporation ("CAL"), Commonwealth Atlantic Development Inc., a Virginia corporation ("CADI"), Commonwealth Atlantic Land I Inc., a Virginia corporation ("CAL I"), Commonwealth Atlantic Land III Inc., a Virginia corporation ("CAL III"), Commonwealth Atlantic Land V Inc., a Virginia corporation ("CAL V"), Richmond Land Corporation, a Virginia corporation ("RLC"), Commonwealth Atlantic Holding I Inc., a Virginia corporation ("CAHI"), Commonwealth Atlantic Properties Inc., a Virginia real estate investment trust ("CAPI"), Commonwealth Atlantic Properties Investors
Trust, a Maryland real estate investment trust ("CAPIT") and Lazard Freres & Co. LLC, a New York limited liability company ("Lazard", and together with LFREI, LF Realty, CAOP, CAL, CADI, CALI, CAL III, CAL V, RLC, CAHI and CAPI, and CAPIT the "Reporting Persons"). Capitalized terms used herein but not defined shall have the meanings ascribed thereto in the Schedule 13D dated July 31, 1999, as amended, filed by the Reporting Persons (as amended, the "Initial Schedule 13D"). This Amendment hereby amends and supplements the Initial Schedule 13D. All items not described herein remain as previously reported in the Initial Schedule 13D.

Item 2.          Identity and Background

      (a), (b), (c) and (f). The information set forth in Amendment No. 2 to the Schedule 13D dated April 25, 2000 regarding Lazard, persons who may be deemed to be in control of Lazard and the executive officers and directors of Reporting Persons other than Lazard is hereby amended and supplemented as follows:

     Schedule 1 setting forth the name, business address, principal occupation or employment and citizenship of each of the members of the management committee of Lazard is attached hereto and incorporated by reference herein. Schedules 2 through 12 setting forth the name, business address and principal occupation or employment of the executive officers and directors of the Reporting Persons other than Lazard are attached hereto and incorporated by reference herein. Each executive officer listed on Schedules 2 through 12 is a citizen of the United States of America. Finally, Schedules 13 and 14 setting forth the name, business address, principal occupation or employment and citizenship of the members of the Lazard Board of LLLC and the Executive Committee of LSCC, respectively, are attached hereto and are incorporated by reference herein.

                                Signatures


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     LAZARD FRERES REAL ESTATE INVESTORS L.L.C.


                                     By:    /s/ John A. Moore
                                     Name:    John A. Moore
                                     Title:   Principal and Chief
                                              Financial Officer

                                     Date:  March 13, 2001



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     LF STRATEGIC REALTY INVESTORS L.P.


                                    By:   Lazard Freres Real Estate Investors
                                          L.L.C., its general partner

                                    By:     /s/ John A. Moore
                                    Name:   John A. Moore
                                    Title:  Principal and
                                            Chief Financial Officer

                                    Date:  March 13, 2001

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    COMMONWEALTH ATLANTIC OPERATING
                                    PROPERTIES INC.


                                    By:     /s/ John A. Moore
                                    Name:   John A. Moore
                                    Title:  Vice President

                                    Date:  March 13, 2001


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     COMMONWEALTH ATLANTIC LAND II INC.


                                     By:     /s/ John A. Moore
                                     Name:   John A. Moore
                                     Title:  Vice President

                                     Date:  March 13, 2001


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                     COMMONWEALTH ATLANTIC DEVELOPMENT INC.


                                     By:     /s/ John A. Moore
                                     Name:   John A. Moore
                                     Title:  Vice President

                                     Date:  March 13, 2001

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    COMMONWEALTH ATLANTIC PROPERTIES
                                    INVESTORS TRUST


                                    By:     /s/ John A. Moore
                                    Name:   John A. Moore
                                    Title:  Vice President and Chief
                                              Financial Officer

                                    Date:  March 13, 2001



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    COMMONWEALTH ATLANTIC PROPERTIES INC.


                                    By:     /s/ John A. Moore
                                    Name:   John A. Moore
                                    Title:  Vice President

                                    Date:  March 13, 2001

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    COMMONWEALTH ATLANTIC LAND III INC.


                                    By:     /s/ John A. Moore

                                    Name:   John A. Moore
                                    Title:  Vice President

                                    Date:  March 13, 2001


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    COMMONWEALTH ATLANTIC LAND V INC.


                                    By:     /s/ John A. Moore
                                    Name:   John A. Moore
                                    Title:  Vice President

                                    Date:  March 13, 2001



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    COMMONWEALTH ATLANTIC HOLDING I INC.


                                    By:     /s/ John A. Moore
                                    Name:   John A. Moore
                                    Title:  Vice President

                                    Date:  March 13, 2001



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    RICHMOND LAND CORPORATION


                                    By:     /s/ John A. Moore
                                    Name:   John A. Moore
                                    Title:  Vice President

                                    Date:  March 13, 2001

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    COMMONWEALTH ATLANTIC LAND I INC.


                                    By:     /s/ John A. Moore
                                    Name:   John A. Moore
                                    Title:  Vice President

                                    Date:  March 13, 2001


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    LAZARD FRERES & CO. LLC



                                    By:       /s/ Scott D. Hoffman
                                    Name:     Scott D. Hoffman
                                    Title:    Managing Director

                                    Date:     March 13, 2001

                                  SCHEDULE 1

     Set forth below are the names of each of the members of the management committee of Lazard Freres & Co. LLC. Except as otherwise indicated, the principal occupation of each such person is managing director of Lazard Freres & Co. LLC, the business address of each such person is 30 Rockefeller Plaza, New York, New York 10020 and each person is a citizen of the United States.

                             BUSINESS ADDRESS AND
                             PRINCIPAL OCCUPATION
                             (IF OTHER THAN AS INDICATED
NAME                         ABOVE)                             CITIZENSHIP

Michel A. David-Weill        Chairman of Lazard LLC             France
                             and Lazard Freres  & Co. LLC

Norman Eig

Steven J. Golub

Herbert W. Gullquist

Kenneth M. Jacobs

William R. Loomis, Jr.       Chief Executive Officer of Lazard LLC and
                             Lazard Freres  & Co. LLC
David L. Tashjian

                                  SCHEDULE 2

           The business address for each of the following persons is 30 Rockefeller Plaza, New York, NY 10020.

       Executive Officers of Lazard Freres  Real Estate Investors L.L.C.


NAME OF OFFICER                             PRESENT AND PRINCIPAL OCCUPATION

Robert C. Larson                            Chairman

Michael G. Medzigian                        President and Chief
                                             Executive Officer

Mark S. Ticotin                             Principal and Executive
                                             Vice President

John A. Moore                               Principal and Chief
                                             Financial Officer

Marjorie L. Reifenberg                      Principal, General Counsel
                                             and Secretary

Robert S. Underhill                         Principal

Henry C. Herms                              Controller

                                  SCHEDULE 3

                   EXECUTIVE OFFICERS AND TRUSTEES OF CAPIT

NAME OF OFFICER                                         PRESENT OFFICE
OR TRUSTEE                     BUSINESS ADDRESS         WITH COMPANY

Michael G. Medzigian           30 Rockefeller Plaza     President and Trustee
                               New York, NY 10020

Mark S. Ticotin                30 Rockefeller Plaza     Vice President and
                               New York, NY 10020       Trustee of CAPIT

John A. Moore                  30 Rockefeller Plaza     Vice President, Chief
                               New York, NY 10020       Financial Officer and
                                                        Trustee of CAPIT

Henry C. Herms                 30 Rockefeller Plaza     Treasurer of CAPIT
                               New York, NY 10020

Marjorie L. Reifenberg         30 Rockefeller Plaza     Secretary of CAPIT
                               New York, NY 10020

                                  SCHEDULE 4

                   EXECUTIVE OFFICERS AND DIRECTORS OF CAPI

NAME OF OFFICER                                          PRESENT OFFICE
OR DIRECTOR                   BUSINESS ADDRESS           WITH COMPANY

Robert C. Larson              30 Rockefeller Plaza       Chairman and Director
                              New York, NY 10020         of CAPI

Mark S. Ticotin               30 Rockefeller Plaza       Vice President of CAPI
                              New York, NY 10020

John A. Moore                 30 Rockefeller Plaza       Vice President of CAPI
                              New York, NY 10020

Christopher L. Keefer         McGuireWoods LLP           Assistant Secretary of
                              8280 Greensboro Drive      CAPI
                              Suite 900, Tysons Corner
                              McLean, VA 22102-3892

Henry C. Herms                30 Rockefeller Plaza        VicePresident of CAPI
                              New York, NY 10020

Richard I. Gilchrist          Three Lafayette Centre      President, Chief
                              1155 21st St. NW,           Executive Officer and
                              Suite 202                   Director of CAPI
                              Washington, DC  20036

Charles L. Menges             McGuireWoods LLP            Secretary of CAPI
                              One James Center
                              901 East Cary Street
                              Richmond, VA 23219-4030

Adrianne M. Horne             CT Corporation System       Director of CAPI
                              Corporation Trust
                              Center, 1209 Orange Street
                              Wilmington, DE 19801

Jeffrey I. Sofferman          Three Lafayette Centre      Senior Vice President
                              1155 21st St. NW,           of CAPI
                              Suite 202
                              Washington, DC  20036

Andrew E. Zobler              30 Rockefeller Plaza         Vice President and
                              New York, NY  10020          Director of CAPI

Kenneth R. Keefe              Three Lafayette Centre       Vice President-
                              1155 21st St. NW,            Finance of CAPI
                              Suite 202
                              Washington, DC  20036

                                  SCHEDULE 5

                   EXECUTIVE OFFICERS AND DIRECTORS OF CAL I

NAME OF OFFICER                                      PRESENT OFFICE
OR DIRECTOR             BUSINESS ADDRESS             WITH COMPANY

Robert C. Larson        30 Rockefeller Plaza         Chairman and Director of
                        New York, NY 10020               CAL I

Mark S. Ticotin         30 Rockefeller Plaza         Vice President of CAL I
                        New York, NY 10020

John A. Moore           30 Rockefeller Plaza         Vice President of CAL I
                        New York, NY 10020

Christopher L. Keefer   McGuireWoods LLP             Assistant Secretary of
                        8280 Greensboro Drive        CAL I
                        Suite 900, Tysons Corner
                        McLean, VA 22102-3892

Henry C. Herms          30 Rockefeller Plaza New     Vice President of CAL I
                        York, NY 10020

Richard I. Gilchrist    Three Lafayette Centre       President and Director of
                        1155 21st St. NW,            CAL I
                        Suite 202
                        Washington, DC  20036

Charles L. Menges       McGuireWoods LLP             Secretary pf CAL I
                        One James Center
                        901 East Cary Street
                        Richmond, VA 23219-4030

Adrianne M. Horne       CT Corporation System        Director of CAL I
                        Corporation Trust Center,
                        1209 Orange Street
                        Wilmington, DE 19801

Jeffrey I. Sofferman    Three Lafayette Centre       Senior Vice President of
                        1155 21st St. NW,            CAL I
                        Suite 202
                        Washington, DC  20036

Andrew E. Zobler        30 Rockefeller Plaza         Vice President and
                        New York, NY  10020          Director of CAL I

Kenneth R. Keefe        Three Lafayette Centre       Vice President- Finance
                        1155 21st St. NW,            of CAL I
                        Suite 202
                        Washington, DC  20036

                                  SCHEDULE 6

                    EXECUTIVE OFFICERS AND DIRECTORS OF CAL

NAME OF OFFICER                                     PRESENT OFFICE
OR DIRECTOR             BUSINESS ADDRESS            WITH COMPANY



Robert C. Larson        30 Rockefeller Plaza        Chairman and Director of
                        New York, NY 10020          CAL

Mark S. Ticotin         30 Rockefeller Plaza        Vice President of CAL
                        New York, NY 10020

John A. Moore           30 Rockefeller Plaza        Vice President of CAL
                        New York, NY 10020

Christopher L. Keefer   McGuireWoods LLP            Assistant Secretary of CAL
                        8280 Greensboro Drive
                        Suite 900, Tysons Corner
                        McLean, VA 22102-3892

Henry C. Herms          30 Rockefeller Plaza        Vice President of CAL
                        New York, NY 10020

Richard I. Gilchrist    Three Lafayette Centre      President
                        1155 21st St. NW,           and Director of CAL
                        Suite 202
                        Washington, DC  20036

Charles L. Menges       McGuireWoods LLP            Secretary pf CAL
                        One James Center
                        901 East Cary Street
                        Richmond, VA 23219-4030

Camilia M. Denny        CT Corporation System       Director of CAL
                        Corporation Trust Center,
                        1209 Orange Street
                        Wilmington, DE 19801

Jeffrey I. Sofferman    Three Lafayette Centre      Senior Vice President of
                        1155 21st St. NW,           CAL
                        Suite 202
                        Washington, DC  20036

Andrew E. Zobler        30 Rockefeller Plaza        Vice President and Director
                        New York, NY  10020         of CAL

Kenneth R. Keefe        Three Lafayette Centre      Vice President- Finance of
                        1155 21st St. NW, Suite     CAL
                        202 Washington, DC  20036

                                  SCHEDULE 7

                  EXECUTIVE OFFICERS AND DIRECTORS OF CAL III

NAME OF OFFICER                                     PRESENT OFFICE
OR DIRECTOR             BUSINESS ADDRESS            WITH COMPANY



Robert C. Larson        30 Rockefeller Plaza        Chairman and Director of
                        New York, NY 10020          CAL III

Mark S. Ticotin         30 Rockefeller Plaza        Vice President of CAL III
                        New York, NY 10020
John A. Moore           30 Rockefeller Plaza        Vice President of CAL III
                        New York, NY 10020

Christopher L. Keefer   McGuireWoods LLP            Assistant Secretary of
                        8280 Greensboro Drive       CAL III
                        Suite 900, Tysons Corner
                        McLean, VA 22102-3892

Henry C. Herms          30 Rockefeller Plaza        Vice President of CAL III
                        New York, NY 10020

Richard I. Gilchrist    Three Lafayette Centre      President and Director of
                        1155 21st St. NW,           CAL III
                        Suite 202
                        Washington, DC 20036

Charles L. Menges       McGuireWoods LLP            Secretary of CAL III
                        One James Center
                        901 East Cary Street
                        Richmond, VA 23219-4030

Mary Ann Brzoska        CT Corporation System       Director of CAL III
                        Corporation Trust Center,
                        1209 Orange Street
                        Wilmington, DE 19801

Jeffrey I. Sofferman    Three Lafayette Centre      Senior Vice President of
                        1155 21st St. NW,           CAL III
                        Suite 202
                        Washington, DC  20036

Andrew E. Zobler        30 Rockefeller Plaza New    Vice President and
                        York, NY  10020             Director of CAL III

Kenneth R. Keefe        Three Lafayette Centre      Vice President- Finance
                        1155 21st St. NW,           of CAL III
                        Suite 202
                        Washington, DC  20036

                                  SCHEDULE 8

                   EXECUTIVE OFFICERS AND DIRECTORS OF CAL V

NAME OF OFFICER                                     PRESENT OFFICE
OR DIRECTOR             BUSINESS ADDRESS            WITH COMPANY



Robert C. Larson        30 Rockefeller Plaza        Chairman and Director of
                        New York, NY 10020          CAL V

Mark S. Ticotin         30 Rockefeller Plaza        Vice President of CAL V
                        New York, NY 10020
John A. Moore           30 Rockefeller Plaza        Vice President of CAL V
                        New York, NY 10020

Christopher L. Keefer   McGuireWoods LLP            Assistant Secretary of
                        8280 Greensboro Drive       CAL V
                        Suite 900, Tysons Corner
                        McLean, VA 22102-3892

Henry C. Herms          30 Rockefeller Plaza        Vice President of CAL V
                        New York, NY 10020

Richard I. Gilchrist    Three Lafayette Centre      President and Director of
                        1155 21st St. NW,           CAL V
                        Suite 202
                        Washington, DC  20036

Charles L. Menges       McGuireWoods LLP            Secretary pf CAL V
                        One James Center
                        901 East Cary Street
                        Richmond, VA 23219-4030

Bonnie A. Schuman       CT Corporation System       Director of CAL V
                        Corporation Trust Center,
                        1209 Orange Street
                        Wilmington, DE 19801

Jeffrey I. Sofferman    Three Lafayette Centre      Senior Vice President of
                        1155 21st St. NW,           CAL V
                        Suite 202
                        Washington, DC  20036

Andrew E. Zobler        30 Rockefeller Plaza        Vice President and
                        New York, NY  10020         Director of CAL V

Kenneth R. Keefe        Three Lafayette Centre      Vice President- Finance
                        1155 21st St. NW,           of CAL V
                        Suite 202
                        Washington, DC  20036

                                  SCHEDULE 9

                   EXECUTIVE OFFICERS AND DIRECTORS OF CADI

NAME OF OFFICER                                     PRESENT OFFICE
OR DIRECTOR             BUSINESS ADDRESS            WITH COMPANY



Robert C. Larson        30 Rockefeller Plaza        Chairman and Director of
                        New York, NY 10020              CADI

Mark S. Ticotin         30 Rockefeller Plaza        Vice President of CADI
                        New York, NY 10020
John A. Moore           30 Rockefeller Plaza        Vice President of CADI
                        New York, NY 10020

Christopher L. Keefer   McGuireWoods LLP            Assistant Secretary of CADI
                        8280 Greensboro Drive
                        Suite 900, Tysons Corner
                        McLean, VA 22102-3892

Henry C. Herms          30 Rockefeller Plaza        Vice President of CADI
                        New York, NY 10020

Richard I. Gilchrist    Three Lafayette Centre      President and Director of
                        1155 21st St. NW,           CADI
                        Suite 202
                        Washington, DC  20036

Charles L. Menges       McGuireWoods LLP            Secretary of CADI
                        One James Center
                        901 East Cary Street
                        Richmond, VA 23219-4030

Mary Ann Brzoska        CT Corporation System       Director of CADI
                        Corporation Trust Center,
                        1209 Orange Street
                        Wilmington, DE 19801

Jeffrey I. Sofferman    Three Lafayette Centre      Senior Vice President of
                        1155 21st St. NW,           CADI
                        Suite 202
                        Washington, DC  20036

Andrew E. Zobler        30 Rockefeller Plaza        Vice President and Director
                        New York, NY  10020         of CADI

Kenneth R. Keefe        Three Lafayette Centre      Vice President- Finance of
                        1155 21st St. NW,           CADI
                        Suite 202
                        Washington, DC  20036

                                  SCHEDULE 10

                   EXECUTIVE OFFICERS AND DIRECTORS OF CAHI

NAME OF OFFICER                                     PRESENT OFFICE
OR DIRECTOR             BUSINESS ADDRESS            WITH COMPANY



Robert C. Larson        30 Rockefeller Plaza        Chairman and Director of
                        New York, NY 10020              CAHI

Mark S. Ticotin         30 Rockefeller Plaza        Vice President of CAHI
                        New York, NY 10020
John A. Moore           30 Rockefeller Plaza        Vice President of CAHI
                        New York, NY 10020

Christopher L. Keefer   McGuireWoods LLP            Assistant Secretary of CAHI
                        8280 Greensboro Drive
                        Suite 900, Tysons Corner
                        McLean, VA 22102-3892

Henry C. Herms          30 Rockefeller Plaza        Vice President of CAHI
                        New York, NY 10020

Richard I. Gilchrist    Three Lafayette Centre      President and Director of
                        1155 21st St. NW,           CAHI
                        Suite 202
                        Washington, DC  20036

Charles L. Menges       McGuireWoods LLP            Secretary of CAHI
                        One James Center
                        901 East Cary Street
                        Richmond, VA 23219-4030

Bonnie A. Schuman       CT Corporation System       Director of CAHI
                        Corporation Trust Center,
                        1209 Orange Street
                        Wilmington, DE 19801

Jeffrey I. Sofferman    Three Lafayette Centre      Senior Vice President of
                        1155 21st St. NW,           CAHI
                        Suite 202
                        Washington, DC  20036

Andrew E. Zobler        30 Rockefeller Plaza        Vice President and Director
                        New York,  NY  10020        of CAHI

Kenneth R. Keefe        Three Lafayette Centre      Vice President- Finance of
                        1155 21st St. NW,           CAHI
                        Suite 202
                        Washington, DC  20036

                                  SCHEDULE 11

                   EXECUTIVE OFFICERS AND DIRECTORS OF CAOP

NAME OF OFFICER                                     PRESENT OFFICE
OR DIRECTOR             BUSINESS ADDRESS            WITH COMPANY



Robert C. Larson        30 Rockefeller Plaza        Chairman and Director of
                        New York, NY 10020          CAOP

Mark S. Ticotin         30 Rockefeller Plaza        Vice President of CAOP
                        New York, NY 10020
John A. Moore           30 Rockefeller Plaza        Vice President of CAOP
                        New York, NY 10020

Christopher L. Keefer   McGuireWoods LLP            Assistant Secretary of CAOP
                        8280 Greensboro Drive
                        Suite 900, Tysons Corner
                        McLean, VA 22102-3892

Henry C. Herms          30 Rockefeller Plaza        Vice President of CAOP
                        New York, NY 10020

Richard I. Gilchrist    Three Lafayette Centre      President and Director of
                        1155 21st St. NW,           CAOP
                        Suite 202
                        Washington, DC  20036

Charles L. Menges       McGuireWoods LLP            Secretary of CAOP
                        One James Center
                        901 East Cary Street
                        Richmond, VA 23219-4030

William J. Reif         CT Corporation System       Director of CAOP
                        Corporation Trust Center,
                        1209 Orange Street
                        Wilmington, DE 19801

Jeffrey I. Sofferman    Three Lafayette Centre      Senior Vice President of
                        1155 21st St. NW,           CAOP
                        Suite 202
                        Washington, DC  20036

Andrew E. Zobler        30 Rockefeller Plaza        Vice President of CAOP
                        New York, NY  10020

Kenneth R. Keefe        Three Lafayette Centre      Vice President- Finance of
                        1155 21st St. NW,           CAOP
                        Suite 202
                        Washington, DC  20036

                                  SCHEDULE 12

                    EXECUTIVE OFFICERS AND DIRECTORS OF RLC

NAME OF OFFICER                                     PRESENT OFFICE
OR DIRECTOR             BUSINESS ADDRESS            WITH COMPANY



Robert C. Larson        30 Rockefeller Plaza        Chairman and Director of
                        New York, NY 10020          RLC

Mark S. Ticotin         30 Rockefeller Plaza        Vice President of RLC
                        New York, NY 10020
John A. Moore           30 Rockefeller Plaza        Vice President of RLC
                        New York, NY 10020

Christopher L. Keefer   McGuireWoods LLP            Assistant Secretary of RLC
                        8280 Greensboro Drive
                        Suite 900, Tysons Corner
                        McLean, VA 22102-3892

Henry C. Herms          30 Rockefeller Plaza        Vice President of RLC
                        New York, NY 10020

Richard I. Gilchrist    Three Lafayette Centre      President and Director of
                        1155 21st St. NW,           RLC
                        Suite 202
                        Washington, DC  20036

Charles L. Menges       McGuireWoods LLP            Secretary of RLC
                        One James Center
                        901 East Cary Street
                        Richmond, VA 23219-4030

William J. Reif         CT Corporation System       Director of RLC
                        Corporation Trust Center,
                        1209 Orange Street
                        Wilmington, DE 19801

Jeffrey I. Sofferman    Three Lafayette Centre      Senior Vice President of
                        1155 21st St. NW,           RLC
                        Suite 202
                        Washington, DC  20036

Andrew E. Zobler        30 Rockefeller Plaza        Vice President of RLC
                        New York, NY  10020

Kenneth R. Keefe        Three Lafayette Centre      Vice President- Finance of
                        1155 21st St. NW,           RLC
                        Suite 202
                        Washington, DC  20036

                                  SCHEDULE 13

                          LAZARD BOARD OF LAZARD LLC

                Set forth below are the members of the Lazard Board of Lazard LLC, their business address, principal occupation and citizenship:

                         PRINCIPAL OCCUPATION
NAME                     AND BUSINESS ADDRESS                  CITIZENSHIP

Michel A. David-Weill    Chairman of Lazard                    France
                         LLC and Lazard
                         Freres  & Co. LLC
                         Lazard Freres  & Co. LLC
                         30 Rockefeller Plaza
                         New York, NY 10020, USA

Antoine Bernheim         Investor                              France
                         Chairman of Assicurazioni
                         Generali S.p.A.
                         Lazard Freres  S.A.S.
                         121 Boulevard Haussmann
                         75382 Paris Cedex 08 France

Francois Voss            Managing Director of Lazard Freres    France
                         S.A.S.
                         Lazard Freres  S.A.S.
                         121 Boulevard Haussmann
                         75382 Paris Cedex 08 France
Didier Pfeiffer          President du Conseil                  France
                         de Surveillance
                         Fonds de Garantie des Assurances
                         de Personnes
                         30-32 rue de Taitbout
                         75311 Paris Cedex 09 France

Alain Merieux            President Directeur                   France
                         General (CEO)
                         BioMerieux S.A. and BioMerieux
                         Alliance
                         69280 Marcy L'Etoile
                         France

Jean Guyot               Investor                              France
                         Lazard Freres  S.A.S.
                         121 Boulevard Haussmann
                         75382 Paris Cedex 08 France

Bruno M. Roger           Managing Director of Lazard           France
                         Freres  S.A.S.
                         Lazard Freres  S.A.S.
                         121 Boulevard Haussmann
                         75382 Paris Cedex 08 France

William R. Loomis, Jr.   Chief Executive Officer               USA
                         and Managing Director
                         of Lazard Freres  & Co. LLC and
                         Chief Executive Officer of Lazard
                         LLC
                         Lazard Freres  & Co. LLC
                         30 Rockefeller Plaza
                         New York, NY 10020

David J. Verey           Chairman, Chief Executive,            United
                         Managing Director and Executive       Kingdom
                         Director of Lazard Brothers &
                         Co., Limited Lazard Brothers &
                         Co., Limited
                         21 Moorfields
                         London EC2P 2HT
                         United Kingdom

Gerardo Braggiotti       Managing Director                     Italy
                         of Lazard Freres
                         S.A.S. and Lazard
                         Freres  & Co. LLC
                         Lazard Freres  S.A.S.
                         121 Boulevard Haussmann
                         75382 Paris Cedex 08 France

                                  SCHEDULE 14

       EXECUTIVE COMMITTEE OF LAZARD STRATEGIC COORDINATION COMPANY LLC

                Set forth below are the members of the Executive Committee of Lazard Strategic Coordination Company LLC, their business address, principal occupation and citizenship:

                         PRINCIPAL OCCUPATION
NAME                     AND BUSINESS ADDRESS                    CITIZENSHIP



Michel A. David-Weill    Chairman of Lazard LLC and Lazard       France
                         Freres  & Co. LLC
                         Lazard Freres  & Co. LLC
                         30 Rockefeller Plaza
                         New York, NY 10020, USA

Gerardo Braggiotti       Managing Director                       Italy
                         of Lazard Freres
                         S.A.S. and Lazard
                         Freres  & Co. LLC
                         Lazard Freres  S.A.S.
                         121 Boulevard Haussmann
                         75382 Paris Cedex 08 France

Norman Eig               Managing Director                       USA
                         of Lazard Freres  & Co. LLC
                         Lazard Freres  & Co. LLC
                         30 Rockefeller Plaza
                         New York, NY 10020

Kenneth M. Jacobs        Managing Director                       USA
                         of Lazard Freres  & Co. LLC
                         Lazard Freres  & Co. LLC
                         30 Rockefeller Plaza
                         New York, NY 10020

William R. Loomis, Jr.   Chief Executive Officer                 USA
                         and Managing Director
                         of Lazard Freres  & Co. LLC and Chief
                         Executive Officer of Lazard LLC
                         Lazard Freres  & Co. LLC
                         30 Rockefeller Plaza
                         New York, NY 10020

Georges Ralli            Managing Director of Lazard             France
                         Freres  S.A.S.
                         Lazard Freres  S.A.S.
                         121 Boulevard Haussmann
                         75382 Paris Cedex 08 France

Bruno M. Roger           Managing Director of Lazard             France
                         Freres  S.A.S
                         Lazard Freres  S.A.S.
                         121 Boulevard Haussmann
                         75382 Paris Cedex 08 France

William J. Rucker        Managing Director of                    United Kingdom
                         Lazard Brothers & Co., Limited
                         Lazard Brothers & Co., Limited
                         21 Moorfields
                         London EC2P 2HT
                         United Kingdom

David L. Tashjian        Managing Director of Lazard             USA
                         Freres  & Co. LLC
                         Lazard Freres  & Co. LLC
                         30 Rockefeller Plaza
                         New York, New York  10020

David J. Verey           Chairman, Chief Executive,              United Kingdom
                         Managing Director and Executive
                         Director of Lazard Brothers &
                         Co., Limited
                         Lazard Brothers & Co., Limited
                         21 Moorfields
                         London EC2P 2HT
                         United Kingdom